UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SSR MINING INC.
(Exact name of registrant as specified in its charter)

British Columbia	98-0211014
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6900 E. Layton Ave., Suite 1300, Denver, Colorado USA	80237
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Share Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

Reference is hereby made to the Registration Statement on Form 8-A (the “Original Form 8-A”) filed by SSR Mining Inc. (formerly Silver Standard Resources Inc.) (“SSR Mining” or the “Company”) with the Securities and Exchange Commission (the “Commission”) on March 12, 2012, relating to the Shareholder Rights Plan Agreement, dated as of March 9, 2012 (the “Original Rights Plan”), between the Company and Computershare Investor Services Inc., as rights agent (the “Rights Agent”), as amended by Amendment No. 1 to the Original Form 8-A, filed by the Company with the Commission on September 26, 2018 (such amendment, “Amendment No. 1,” and Original Form 8-A, as amended by Amendment No. 1, the “Form 8-A”), relating to the Amended and Restated Shareholder Rights Plan Agreement, dated as of March 21, 2018 (the “Amended and Restated Rights Plan,” and the Original Rights Plan, as amended and restated by the Amended and Restated Rights Plan, the “Rights Plan”), between the Company and the Rights Agent. Other than as expressly set forth herein, this Amendment No. 2 does not, and does not purport to, amend, update, or restate the information in the Original Form 8-A, as amended by Amendment No. 1.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 to the Form 8-A is amended and supplemented as described below. Capitalized terms used but not defined herein have the meanings ascribed to them in the Amended and Restated Rights Plan.

In March 2012, the Company adopted the Original Rights Plan, which was reconfirmed by shareholders at the Company’s annual and special meeting of shareholders in 2015. In light of changes to take-over bid rules under Canadian securities laws, the Company’s shareholders approved the Amended and Restated Rights Plan at the Company’s annual and special meeting of shareholders in 2018. Pursuant to the Rights Plan, such Rights Plan must be reconfirmed at every third annual meeting of the Company by a resolution passed by a majority of the votes cast by Independent Shareholders. If the Rights Plan is not so reconfirmed or is not presented for reconfirmation at such annual meeting, then the Rights Plan and all outstanding Rights terminate and are void and of no further force and effect on and from the date of termination of the applicable annual meeting, subject to conditions as described in the Rights Plan. The Rights Plan was not presented for reconfirmation at the Company’s 2021 annual meeting and, accordingly, the Rights Plan and all outstanding Rights terminated and became void and of no further force and effect on and from May 21, 2021.

The above description includes only a summary of the relevant provision of the Rights Plan, is not complete, and should be read together with, and is qualified in its entirety by reference to, the entire Rights Plan, which has been incorporated by reference as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Description of Exhibit

4.1
Amended and Restated Shareholder Rights Plan Agreement made as of March 21, 2018 between SSR Mining Inc. and Computershare Investor Services Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Amendment No. 1 to Form 8-A on Form 8-A, filed with the Commission on September 26, 2018).

4.2	Notice of Articles and Articles filed under the Business Corporations Act (British Columbia) dated March 8, 2022.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SSR Mining Inc.

By:	/s/ Michael J. Sparks
Name:	Michael. J. Sparks
Title:	Executive Vice President and Chief Legal & Administrative Officer

Dated: April 1, 2022